Exhibit 3(k)
Cert. No. 414550
Companies Acts, 1963 to 2005

SINGLE-MEMBER PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION
of
STRATOS FINANCE (IRELAND) LIMITED
(as amended by special written resolution of the member dated 1 February 2006)
1.	The name of the Company is Stratos Finance (Ireland) Limited.

2.	The objects for which the Company is established are:
(1)	To carry on business as a finance, investment and holding company and to lend or advance money or give credit to such persons or companies (including, but not limited to companies or corporations in the same corporate group as the Company) either with or without security, on such terms and conditions as the Company may think fit.

(2)	To carry on all or any of the businesses as aforesaid either as a separate business or as the principal business of the Company and to carry on any other business (whether manufacturing or otherwise) (except the issuing of policies of insurance) which may seem to the Company capable of being conveniently carried on in connection with the above objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property.

(3)	To acquire and undertake the whole or any part of the business, property and liabilities of any person or company carrying on any business which the Company is authorised to carry on, or possessed of property suitable for the purposes of the Company.

(4)	To amalgamate with any other company.

(5)	To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

(6)	To construct, maintain and alter any building or works necessary or convenient for any of the purposes of the Company or for the benefit of its employees.

(7)	To construct, improve, maintain, develop, work, manage, carry out or control any roads, ways, tramways, railways, branches or sidings, bridges, reservoirs, watercourses, wharves, manufactories, warehouses, electric works, shops, stores and other works and conveniences which may seem calculated directly or indirectly to advance the Company’s interest and to contribute to, subsidise or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof.

(8)	To invest and deal with the moneys of the Company not immediately required in such manner as may from time to time be determined.

(9)	To lend money to such persons or companies either with or without security and upon such terms as may seem expedient and in particular to customers and others having dealings with the Company and to guarantee and give indemnities in respect of and otherwise secure the performance of contracts by any such persons or companies.

(10)	To engage in currency exchange and interest rate transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange or interest rate hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose.

(11)	To borrow or raise or secure the payment of money in such manner as the Company shall think fit and in particular by the issue of debentures or debenture stock, perpetual or otherwise, charged upon all or any of the Company’s property, both present and future, including its uncalled capital, and to purchase, redeem or pay off any such securities.

(12)	To guarantee, support or secure, whether by personal covenant (including any indemnity) or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by indemnity or undertaking, or by any one or more of such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, indebtedness or obligation of any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company or subsidiary as defined by section 155 of the Companies Act, 1963, or an other subsidiary as defined by the said section of the Company’s holding company or otherwise associated with the Company in business.

(13)	To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing; of any of the shares of the Company’s capital or any debentures, debenture stock or other securities of the Company or in or about the formation or promotion of the Company or the conduct of its business.

(14)	To draw, make, accept, indorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

(15)	To undertake and execute any trusts the undertaking whereof may seem desirable and either gratuitously or otherwise.

(16)	To sell or dispose of the undertaking of the Company to any part thereof for such consideration as the Company may think fit, and in particular for shares, debentures or securities of any other company having objects altogether or impart similar to those of this Company.

(17)	To adopt such means of making known the products of the Company as may seem expedient and in particular by advertising in the press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes, rewards and donations.

(18)	To obtain any Act of the Oireachtas or provisional order for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company’s constitution or for any other purpose which may seem expedient and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

(19)	To procure the Company to be registered or recognised in any country or place.

(20)	To sell, improve, manage, develop, exchange, lease, mortgage, enfranchise, dispose of, turn to account or otherwise deal with all or any of the property and rights of the Company.

(21)	To promote freedom of contract, and to resist, insure against, counteract and discourage interference therewith, to join any lawful federation, union or association, or do any other lawful act or thing with a view to preventing or resisting directly or indirectly any interruption of or interference with the Company’s or any other trade or business or providing or safeguarding against the same, or resisting or opposing any strike, movement or organisation which may be thought detrimental to the interests of the Company or its employees and to subscribe to any association or fund for any such purposes.

(22)	To make gifts or grant bonuses to the directors or any other persons who are or have been in the employment of the Company including substitute and alternate directors.

(23)	To grant, convey, transfer or otherwise dispose of any property or asset of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof and whether by way of gift or otherwise as the directors shall deem fit and to grant any fee farm grant or lease or to enter into any agreement for letting or hire of any such property or asset for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the directors shall deem appropriate.

(24)	To do all or any of the above things in any part of the world, and as principals, agents, contractors, trustees or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with others.

(25)	To distribute any of the property of the Company in specie to the member.

(26)	To do all such other things as the Company may think incidental or conducive to the attainment of the above objects or any of them.
NOTE: It is hereby declared that:
(a)	the word “company” in this clause, except where used in reference to this Company, shall be deemed to include any partnership or other body of persons whether incorporated or not incorporated and whether domiciled in Ireland or elsewhere; and

(b)	the intention is that the objects specified in each paragraph in this clause shall, except where otherwise expressed in such paragraph, be separate and distinct objects of the Company and shall not be in any way limited or restricted by reference to or inference from the terms of any other paragraph or the order in which the paragraphs of this clause occur or the name of the Company.

3.	The liability of the member is limited.

4.	The share capital of the Company is CAD250,000,000 divided into 250,000,000 Ordinary Shares of CAD 1.00 each.

5.	The shares forming the capital - increased or reduced - may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

I, the person whose name, address and description are subscribed, wish to be formed into a Company in pursuance of this memorandum of association, and I agree to take the number of shares in the capital of the Company set opposite my name.

Name, address and description	Number of shares taken by the
of subscriber	subscriber

Name of subscriber:
Fand Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2

Occupation of subscriber	One Ordinary Share
Corporate Body

Dated the 23rd day of January 2006

Witness to the above signature :
David Martin
Arthur Cox Building
Earlsfort Terrace
Dublin 2

Companies Acts, 1963 to 2005
SINGLE-MEMBER PRIVATE COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
OF
STRATOS FINANCE (IRELAND) LIMITED
(as adopted by special written resolution of the member dated 1st February 2006)
PRELIMINARY
1.	The European Communities (Single-Member Private Limited Companies) Regulations, 1994 (“the 1994 Regulations”) and the regulations contained in Part I of Table A in the First Schedule to the Companies Act, 1963 (with the exception of regulations 8, 24, 47, 51, 54, 55, 56, 57, 59, 60, 61, 62, 63, 72, 75, 77, 79, 84, 86, 91, 102, 109, 115, and 138) shall apply to the Company subject to the alterations thereof contained herein and shall so far as not inconsistent herewith bind the Company and the member and shall apply with such modification as may be necessary in relation to a company which has only one member. The regulations contained in Part II of Table A shall not apply.
SHARE CAPITAL
2.	The share capital of the Company is CAD250,000,000 divided into 250,000,000 Ordinary Shares of CAD 1.00 each.
3.	Without prejudice to any special rights previously conferred on the holder of existing shares, any share (including shares which the Company shall have power to issue under Section 207 of the Companies Act, 1990 or otherwise) may be issued with such preferred, deferred or other special rights, or such restrictions whether in regard to dividend, voting, return of share capital or otherwise, as the Company may from time to time determine and any share may be issued on the terms that it is redeemable or at the option of the Company is liable to be redeemed. Subject to the provisions of the aforementioned Act, the redemption of such share may be effected in such manner as the directors may from time to time determine.
ALLOTMENT

4.	(a)	The directors are hereby generally and unconditionally authorised to exercise all the powers of the Company to allot relevant securities within the meaning of section 20 of the Companies (Amendment) Act, 1983. The maximum amount of relevant securities which may be allotted under the authority hereby conferred shall be the number of authorised but unissued relevant securities in the capital of the Company at the date of incorporation of the Company. The authority hereby conferred shall expire on the date which is five years after the date of incorporation of the Company. The Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such offer or agreement, notwithstanding that the authority hereby conferred has expired.

(b)	The directors are hereby empowered pursuant to sections 23 and 24(1) of the Companies (Amendment) Act, 1983 to allot equity securities within the meaning of the said section 23 for cash pursuant to the authority conferred by paragraph (a) of this article as if section 23(1) of the said Act did not apply to any such allotment. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this paragraph (b) had not expired.

(c)	Subject to the provisions of the Companies Acts, 1963 to 2005 the Company may purchase or otherwise acquire on such terms and in such manner as it thinks fit any shares in the capital of the Company.
PRIVATE COMPANY
5.	The Company is a single-member private company and accordingly:
(a)	the right to transfer shares is restricted in the manner hereinafter prescribed;

(b)	the number of members of the Company is limited to one;

(c)	any invitation to the public to subscribe for any shares or debentures of the Company is prohibited;

(d)	the Company shall not have power to issue share warrants to bearer.
SHARE CERTIFICATES
6.	The person whose name is entered as a member in the register shall be entitled without payment to receive within two months after allotment or lodgement of a transfer (or within such other period as the conditions of issue shall provide) on certificate for all his shares or several certificates each for one or more of his shares upon payment of 15 cent for every certificate after the first or such less sum as the directors shall from time to time determine. Every certificate shall be under the seal and shall specify the shares to which it relates and the amount paid up thereon.
TRANSFER OF SHARES
7.	No share in the capital of the Company may be transferred without the approval of the directors who may, in their absolute discretion and without assigning any reason, decline to register any transfer of any share, whether or not it is a fully paid share provided that an election by a personal representative, or a person nominated by him, to be registered as the transferee in consequence of the death or bankruptcy of the member shall not be refused by the directors and regulations 29 to 32 of Part I of Table A shall be modified accordingly.

8.	Notwithstanding anything to the contrary in these Articles, the Directors shall promptly register any transfer of shares and may not suspend registration thereof where such transfer:
(a)	is to the bank, institution or other person to which such shares have been charged by way of security, whether as lender or agent and trustee for a group of banks, institutions or persons or otherwise, or to any nominee or any transferee of such a bank, institution or person (a “Secured Institution”); or

(b)	is delivered to the Company for registration by a Secured Institution or its nominee in order to register the Secured Institution as legal owner of the shares; or

(c)	is executed by a Secured Institution or its nominee pursuant to the power of sale or other power under such security, and, furthermore, notwithstanding anything to the contrary in these Articles, no transferor of any shares in the Company or proposed transferor of such shares to a Secured Institution or its nominee and no Secured Institution or its nominee, shall be required to offer the shares which are or are to be the subject of any transfer aforesaid to the shareholders for the time being of the Company or any of them, and no such shareholder shall have any right under the Articles or otherwise howsoever to require such shares to be transferred to them whether for consideration or not. No resolution shall be proposed or passed to effect of which would be to delete or amend this Article unless not less than 21 days’ written notice thereof shall have been given to any Secured Institution by the Company and Regulation 3 of Table A, Part II shall be modified accordingly.
FINANCIAL ASSISTANCE
9.	The Company may give any form of financial assistance which is permitted by the Companies Acts, 1963 to 2005 for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company or in the Company’s holding Company and Regulation 10 of Part I of Table A will be modified accordingly
MEETINGS OF THE COMPANY
10.	Annual general meetings of the Company shall be held in the State unless in respect of any particular such meeting either:
(a)	The member entitled to attend and vote at such meetings consents in writing to its being held elsewhere; or

(b)	a resolution providing that it be held elsewhere has been passed at the preceding annual general meeting; or

(c)	the sole member has decided to dispense with the holding of an annual general meeting pursuant to Regulation 8 of the 1994 Regulations
11.	Subject to sections 133 and 141 of the Act, an annual general meeting and a meeting called for the passing of a special resolution shall be called by 21 days’ notice in writing at the least and a meeting of the Company (other than an annual general meeting or a meeting for the passing of a special resolution) shall be called by seven days’ notice in writing at the least. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given and shall specify the day, the place and the hour of the meeting and in the case of special business the general nature of that business, and shall be given in a manner authorised by these regulations to such persons as are under the regulations of the Company entitled to receive such notices from the Company.

12.	(a)	No business shall be transacted at any general meeting unless a quorum is present and the sole member entitled to vote (being the sole member of the Company or a proxy for that member or, if such member is a corporate body, a duly authorised representative of that member) shall be a quorum and regulation 54 of Part I of Table A shall be modified accordingly.

	(b)	The sole member of the Company (or the proxy or the authorised representative of the sole member) shall be the chairman of any general meeting of the Company and regulation 55 of Part I of Table A shall be modified accordingly.

	(c)	The sole member of the Company shall be entitled to take any decision which may be taken by the Company in general meeting with the exception of the removal of an auditor and such decision shall have the same effect and validity as a resolution duly passed at a general meeting duly convened and constituted provided that such decision is notified in writing to the Company within seven days of the date on which it was taken.
13.	Subject to section 141 of the Act a resolution in writing signed by the member for the time being entitled to attend and vote on such resolutions at a general meeting (or being a body corporate by its duly authorised representative) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held and if described as a special resolution shall be deemed to be a special resolution within the meaning of the Act. Any such resolution shall be served on the Company. The provisions of articles 8 to 11 inclusive shall be subject to the sole member’s rights pursuant to Regulations 8 and 9 of the 1994 Regulations.
14.	Any corporation which is the sole member of the Company may authorise such person as it thinks fit to act as its representative at any meeting or meetings of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company. The corporation shall serve on the Company a copy of such resolution duly certified by a director or other officer of such corporation.

DIRECTORS
15.	Unless otherwise determined by an ordinary resolution of the Company the number of directors shall not be less than two or more than ten. The first directors of the Company shall be deemed to have been appointed pursuant to section 3(5) of the Companies (Amendment) Act, 1982. The sole member (or his personal representative in consequence of the death or bankruptcy of the sole member) shall be entitled at anytime and from time to time by notice in writing on the Company to appoint any person to be a director provided that as a result the total number of directors shall not be more than the maximum.

16.	No director shall be required to hold a share qualification but each director shall nevertheless be entitled to receive notice of and to attend and speak at every general meeting of the Company, and regulation 136 of Part I of Table A shall be modified accordingly.
BORROWING POWERS
17.	The directors may exercise all of the powers of the Company to borrow money, and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as a security for any debt, liability or obligations of the Company or any third party without any limitation as to amount.
PROCEEDINGS OF DIRECTORS
18.	A director may vote in respect of any contract, appointment or arrangement in which he is interested, and he shall be counted in the quorum present at the meeting.

19.	The directors may exercise the voting powers conferred by the shares of any other company held or owned by the Company in such manner in all respects as they think fit and in particular they may exercise the voting powers in favour of any resolution appointing the directors or any of them as directors or officers of such other company or providing for the payment of remuneration or pensions to the directors or officers of such other company. Any director of the Company may vote in favour of the exercise of such voting rights notwithstanding that he may be or may be about to become a director or officer of such other company.

20.	A resolution in writing signed by all the directors for the time being entitled to receive notice of the meetings of the directors shall have the same effect and validity as a resolution of the board duly passed at a meeting of the board duly convened and constituted and may consist of several documents in like form each signed by one or more persons. Any such documentation shall be served on the Company.

21.	The directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. A director may, and the secretary on the requisition of a director shall, at any time summon a meeting of the directors and regulation 101 of Part I of Table A shall be modified accordingly. AH such meetings of the directors must be held in Ireland and any resolution of the directors purporting to be passed at a meeting outside of Ireland shall be void.

22.	The quorum necessary for the transaction of the business of the directors shall be two directors present in person or by alternate, but so that, except as hereinafter provided, not less than two individuals shall be present.

23.	(a)	The meetings and proceedings of any committee formed by the directors shall be governed by the provisions of these articles regulating the meetings and proceedings of the directors so far as the same are applicable and are not superseded by any regulations imposed upon such committee by the directors.

	(b)	When forming a committee of the directors, the directors may authorise, or may authorise such committee to authorise, any person who is not a director to attend all or any meetings of any such committee on such terms as the directors (or as the case may be such committee) shall think fit, but any person so authorised shall not be entitled to vote at such meetings.
ALTERNATE DIRECTOR

24.	(a)	A director may, with the approval of the directors, appoint any person to be his alternate director and at his own discretion may remove such person from office as his alternate director.

	(b)	The alternate director shall be subject in all respects to the terms and conditions existing with reference to the other directors and shall be entitled to receive notices of all meetings of the directors and to attend, speak and vote at any such meeting at which his appointer is not present.

	(c)	One person may act as an alternate director to more than one director and while he is so acting shall be entitled to a separate vote for each director he is representing and, if he is himself a director, his vote or votes as an alternate director shall be in addition to his own vote.

	(d)	Any appointment or removal of an alternate director shall be in writing signed by the director making such appointment or removal and shall be served on the Company.

	(e)	If a director shall cease to be a director for any reason then any person holding office as alternate director for that director shall cease if so facto to hold such office.

	(f)	An alternate director shall not be taken into account in reckoning the minimum or maximum number of directors allowed for the time being, but he shall be counted for the purpose of reckoning whether a quorum is present at any meeting of the directors attended by him at which he is entitled to vote.
DISQUALIFICATION OF DIRECTORS
25.	The office of a director shall be vacated ipso facto:
(a)	if he becomes restricted or disqualified pursuant to an Order made under the provisions of the Companies Act, 1990;

(b)	if he is adjudged a bankrupt or insolvent or makes any arrangement or composition with his creditors generally;

(c)	if he is found a lunatic or becomes of unsound mind;

(d)	if he is absent from the meetings of the directors during a period of six successive calendar months without special leave of absence from the other directors, but this shall not apply to directors who are not ordinarily resident in the State;

(e)	if he is requested in writing by all his co-directors to resign;

(f)	if he resigns his office by notice in writing served on the Company;

(g)	if he resigns his office by spoken declaration at any board meeting and such resignation is accepted by resolution of that meeting, in which case such resignation shall take effect at the conclusion of such meeting;

(h)	if he is removed from office by the sole member (or his personal representative in consequence of the death or bankruptcy of the sole member) by notice in writing on the Company provided that as a result the total number of directors shall not be less than the minimum number of directors fixed by or in accordance with these articles.
ROTATION OF DIRECTORS

26.	(a)	The directors shall not retire by rotation and regulations 92 to 100 inclusive of Part I of Table A shall be modified accordingly.

	(b)	A director appointed to fill a casual vacancy or as an addition to the board shall not retire from office at the annual general meeting next following his appointment and the last sentence of regulation 98 of Pan I of Table A shall be modified accordingly.
EXECUTIVE DIRECTOR
27.	The directors from time to time may appoint any person (not being a director) to the office of “Executive Director” for such period and on such terms as they think fit, and fix, determine and vary his duties, powers and functions. The directors may revoke such appointment, but without prejudice to any claim such Executive Director may have for damages for breach of any contract of service between him and the Company. An Executive Director shall not be a member of the board of directors or any committee of directors, he shall not attend meetings of directors except on the invitation of the board and he shall not be entitled to vote at any meeting of directors.
THE SEAL
28.	The seal shall be used only by the authority of the directors or of a committee of directors authorised by directors in that behalf and every instrument to which the seal shall be affixed shall be signed by a director and shall be counter-signed by the secretary or by a second director or by some other person appointed by the directors for that purpose. The expression “director” in this context shall include any alternate director appointed under article 22 hereof.
NOTICES

29.	(a)	Any notice required to be given by the Company to any person (“the recipient”) under these articles may be given by means of delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication approved by the directors, to the address or number of the recipient notified to the Company by the recipient for such purpose (or, if net so notified, then to the address or number of the recipient last known to the Company). Any notice so given shall be deemed, in the absence of any agreement to the contrary between the Company and the recipient, to have been served at the time of delivery (or, if delivery is refused, then when tendered) in the case of delivery, at the expiration of 24 hours after dispatch in the case of post, cables and telegrams and at the expiration of 12 hours after dispatch in the case of telex, telefax, electronic mail or other method of communication approved by the directors.

	(b)	Any document (including, but not limited to, any notice, appointment, removal and resolution) required or authorised by these articles to be sent to or served on the Company shall be in writing sent to or served on the Company at its registered office or its principal place of business in Ireland, and may be sent or served by means of delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication approved by the directors, and may bear a printed or facsimile signature of the person or persons required by these articles to sign such document. The communication of such a document by such means shall be confirmed as soon as possible by delivery to the Company at its registered office or principal place of business in Ireland of such document bearing an original signature of the person by whom it is required to be signed but (provided that the directors are satisfied as to the authenticity of the document communicated as aforesaid) shall be acted upon by the Company and the directors meanwhile; provided that any such document shall be valid and effective for all purposes notwithstanding that for any reason the document is not subsequently so confirmed. Any such document shall take effect, in the absence of any agreement to the contrary between the Company and the person by whom or on whose behalf the document was sent or served, at the time of receipt in the case of delivery and post, and at the expiration of six hours after receipt thereof at the Company’s registered office or principal place of business in Ireland in any other case.
INDEMNITY
30.	Subject to section 200 of the Act every director of the Company shall be indemnified by the Company against, and it shall be the duty of the directors out of the funds of the Company to pay, all costs, losses and expenses which any such director may incur or become liable to by reason of any contract entered into or any act or thing done by him as such director or in any way in the discharge of his duties. And no director shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of the Company, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be vested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act by any person with whom any moneys securities or effects shall be deposited, for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of this office or in relation thereto unless the same happen through his own wilful act or default.

Name, address and description of subscriber

Name of subscriber
Fand Limited
Arthur Cox Building

Earlsfort Terrace
Dublin 2
Occupation of subscriber
Corporate Body

Dated the 23rd day of January 2006

Witness to the above signature:
David Martin
Arthur Cox Building
Earlsfort Terrace
Dublin 2.

Companies Acts, 1963 to 2005
MEMORANDUM AND ARTICLES OF
ASSOCIATION OF
STRATOS FINANCE
(IRELAND) LIMITED
Arthur Cox
Solicitors
Arthur Cox Building
Earlsfort Terrace
Dublin 2
CV42037.2